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                                                                    Exhibit 23.1

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
American HomePatient, Inc.:

We consent to the incorporation by reference in registration statements No. 333-56313 and No. 333-56317 on Form S-8 of American HomePatient, Inc. and subsidiaries of our report dated March 30, 2005, with respect to the consolidated balance sheets of American HomePatient, Inc. and subsidiaries as of December 31, 2004 and 2003, the related consolidated statements of operations, shareholders' (deficit) equity and comprehensive income (loss), and cash flows for the two-year period ended December 31, 2004 and the related schedule, which report appears in the December 31, 2004 annual report on Form 10-K of American HomePatient, Inc.

/s/ KPMG LLP

Nashville, Tennessee
March 30, 2005